Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

DATA STORAGE CORPORATION

OF

UP TO 6,192,990 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $5.20 PER SHARE, REPRESENTING AN AGGREGATE PURCHASE PRICE OF UP TO $32,203,548

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON WEDNESDAY,
JANUARY 7, 2026, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED.

Data Storage Corporation, a Nevada corporation (the “Company,” “DSC,” “we,” “our” or “us”), is offering to purchase up to 6,192,990 shares of its common stock, par value $0.001 per share (the “shares”), at a price of $5.20 per share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest.

The Offer is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 6 of the Offer to Purchase.

The shares are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DTST.” On December 5, 2025, the last full trading day before announcement and commencement of the Offer, the closing price per share of our shares on the Nasdaq was $4.42. Shareholders are urged to obtain current market quotations for the shares. See Section 7 of the Offer to Purchase.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense under applicable U.S. law.

December 8, 2025

IMPORTANT

OUR BOARD OF DIRECTORS AND A SPECIAL COMMITTEEE OF THE BOARD OF DIRECTORS (THE “SPECIAL COMMITTEE”) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, NOR BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC (THE “INFORMATION AGENT” AND THE “DEPOSITARY”) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND NEITHER WE, NOR THE INFORMATION AGENT ANDTHE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates (if any), to the Depositary or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3 or (2) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution if you desire to tender those shares. Warrants to purchase shares (“warrants”), stock options and restricted stock units (“RSUs”) may not be tendered; however, you may tender shares that you have acquired through settlement or exercise of warrants, stock options or RSUs.

If you desire to tender shares and your certificates (if any) for those shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time , your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

Shares not purchased in the Offer will be returned at our expense promptly following the Expiration Time. See Section 3. We reserve the right, in our sole discretion, to decrease the aggregate number of shares sought in the Offer, subject to applicable law. See Section 1.

Questions and requests for assistance may be directed to the Information Agent for the Offer at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

In connection with the Offer, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer, on December 8, 2025 (as it may be amended from time to time, the “Schedule TO”). Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

Neither we, nor the Information Agent and the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares and if so, how many shares to tender. We recommend that you consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal. Neither we, nor the Information Agent and the Depositary have authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, or the Information Agent and the Depositary.

ANNEX A FAIRNESS OPINION

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Data Storage Corporation, a Nevada corporation, is at times referred to as the “Company,” “we,” “our” or “us.” We refer to our common stock, par value $0.001 per share, as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal (together, as they may be amended and supplemented from time to time, the “Offer”) because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The issuer of the shares, Data Storage Corporation, a Nevada corporation, is offering to purchase the shares. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $5.20 per share (the “Purchase Price”). If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

We are offering to purchase up to an aggregate of 6,192,990 shares in the Offer. See Sections 1 and 2. The Offer is not subject to a financing condition. The Offer is, however, subject to a number of other conditions, including our continued listing of the shares on the Nasdaq. See Section 6. If the shares properly tendered and not properly withdrawn exceed the aggregate number of 6,192,990, we will determine the number of shares that we will purchase based on a proration factor that we will determine promptly after the Expiration Time.

We reserve the right, in our sole discretion, to decrease the aggregate number of shares sought in the Offer, subject to applicable law. See Section 1.

How will the Company pay for the shares?

The maximum aggregate Purchase Price for shares purchased in the Offer will be $32,203,548.

We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand, including cash received from the net proceeds from the divestiture of our cloud solutions business, as described in Section 8.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at the Expiration Time. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

After evaluating various alternatives (including the tax consequences of such alternatives), expected capital requirements and legal restrictions, we believe that the Offer represents an attractive opportunity for us to return capital to those of our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase in their relative percentage interest in us.

What are the significant conditions to the Offer?

Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied at or prior to the Expiration Time or waived, including, but not limited to:

●	No general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

●	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to prohibit, restrict or delay consummation of the Offer.

●	No material adverse change in our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, prospects, or results of operations shall have occurred.

●	Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares (1) to be delisted from the Nasdaq or to be eligible for deregistration under the Exchange Act, or (2) to be held of record by less than 300 persons.

●	No decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, in each case measured as of the close of trading and from the close of trading on December 8, 2025, shall have occurred.

●	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before December 8, 2025), and no person or group which has made such a filing on or before December 8, 2025 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

●

No tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been proposed, announced or made by any person or entity or has been publicly disclosed.

The Offer is not subject to a financing condition. The Offer is subject to a number of other conditions described in greater detail in Section 6.

How will the Offer affect the number of shares outstanding and the number of record holders?

As of December 1, 2025, there were 7,498,358 shares issued and outstanding. If the Offer is fully subscribed, we would purchase 6,192,990 shares, which would represent approximately 83% of the issued and outstanding shares as of December 1, 2025.

If any of our shareholders:

●	who hold shares in their own name as holders of record; or

●	who are participants in the Depository Trust Company’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced; however, it is a condition to our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the Nasdaq or to not continue to be eligible for registration under the Exchange Act.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the Offer if we purchase shares in the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the Nasdaq or to not continue to be eligible for registration under the Exchange Act. See Section 6.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, at the end of the day, New York City time, on Wednesday, January 7, 2026, or any later time and date to which the Offer may be extended:

●	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

●	If you hold certificates or shares in book-entry form in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it together with any required signature guarantees, the certificates (if any) for your shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer.

●	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

●	If you are unable to deliver the certificates (if any) for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

Warrants, stock options and RSUs may not be tendered; however, you may tender shares that you have acquired through settlement or exercise of warrants, stock options and RSUs.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If I am a holder of warrants, stock options or RSUs, how do I participate in the Offer?

If you are a holder of warrants, stock options or RSUs, you may only tender shares that you have acquired through settlement or exercise of such warrants, stock options or RSUs.

What happens if more than 6,192,990 shares are tendered?

If the conditions of the Offer have been satisfied or waived and more than 6,192,990 shares have been properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase shares on a pro rata basis. Because of the proration provisions described above, we may not purchase all of the shares that you tender. See Section 1. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and guaranteed delivery period. We do not expect, however, to announce the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time. See Section 5.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares you own to participate in the Offer.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, at the end of the day, New York City time, on Wednesday, January 7, 2026, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the Expiration Time, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you originally tendered your shares through a broker, dealer, commercial bank, trust company or other nominee, any notice of withdrawal must be coordinated through your nominee.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors and Special Committee have each authorized the Offer. However, neither we nor our Board of Directors, the Special Committee or the Information Agent and the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer in the same manner as all other shareholders.

Charles Piluso, our Chief Executive Officer and Chairman of the Board, has indicated that he currently intends to tender those shares currently owned by him which he acquired through his prior cash investments into the Company over 15 years ago, due to the anticipated tax treatment and for family estate planning purposes. Mr. Piluso intends to retain all outstanding equity awards owned by him resulting from equity compensation earned over the years through his service to the Company as he intends to build value for shareholders in the Company’s next phase.

Thomas Kempster, a member of the Board and former employee of the Company, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Kempster intends to retain all outstanding stock option awards.

Harold Schwartz, a member of the Board and former employee of the Company, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Schwartz intends to retain all outstanding stock option awards.

John Argen, a member of the Board of Directors, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Argen intends to retain all outstanding stock option awards.

Each of Todd A. Correll, Lawrence A. Maglione, Jr. and Clifford Stein, members of our Board of Directors, has indicated that he currently intends (i) to tender all shares owned by him; (ii) to exercise all options owned by him that are in the money; and (iii) to tender the shares issued upon such exercise.

Each of Uwayne A. Mitchell and Nancy Stallone, members of our Board of Directors, has indicated that they intend to tender all shares that they have each received upon the vesting of restricted stock units.

None of our other officers or directors have indicated an intention to tender any shares.

Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding shares following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On December 5, 2025, the last full trading day before commencement of the Offer, the closing price per share on the Nasdaq was $4.42. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and guaranteed delivery period. We do not expect, however, to announce the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time. See Section 5.

As noted above, we intend to pay for the purchase of the shares with cash on hand including from the net proceeds received from the divestiture of our cloud solutions business.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten (10) business days after the expiration or termination of the Offer.

The Company has no present plans to repurchase shares following the conclusion of the ten-business day period following the Expiration Time. Whether we make any additional purchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and condition, the business and market conditions at the time, including the market price of the shares, and such other factors as we may consider relevant. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of shares from the Company. For a more detailed discussion of the U.S. federal income tax consequences of participating in the Offer, see Section 13.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash ,subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each shareholder. See Section 13. Thus, as a Non-U.S. Holder, you should expect that the Depositary or other applicable withholding agent will likely withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the Offer (even if such Non-U.S. Holder qualifies for “sale or exchange” treatment under the Section 302 Tests, or the transaction is treated as a “partial liquidation,” as discussed below, for a non-corporate Non-U.S. Holder) unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld, but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.

We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates (if any) or shares held in book-entry form are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Broadridge Corporate Issuer Solutions, LLC, the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements relate to, among other things, expectations of future financial performance, business strategies or expectations for our business and are based on management’s beliefs and assumptions and on information currently available to management.

All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	DSC’s ability to achieve the anticipated operational and financial results following the divestiture of our cloud solutions business;

●	DSC’s ability to retain members of management and other key employees following the divestiture of our cloud solutions business;

●	DSC’s ability to consummate favorable acquisitions and effectively integrate any companies or properties that DSC acquires;

●	the impact of any economic recession and the overall economic environment, including inflation, on DSC’s results of operations and our business;

●	DSC’s ability to develop, establish and maintain strong brands;

●	the possibility of interruptions in the operations of computer and communications hardware systems and infrastructure;

●	the effect of security breaches, computer viruses and cybersecurity incidents;

●	DSC’s ability to obtain additional capital or financing when and if necessary, to execute its business plan, including through offerings of debt or equity or sale of any of its assets;

●	the risk that DSC may face litigation resulting from the transmission of information through its information technology systems;

●	the effects of current and future government regulation, including tax laws and laws and regulations regarding the use of the internet, privacy, cybersecurity and protection of user data;

●	the impact of any claim that DSC has infringed on intellectual property rights of others;

●	DSC’s ability to maintain effective internal controls over financial reporting; and

●	DSC’s reliance on third-party investor relations firms to help create awareness of the Company and compliance by such third parties with regulatory requirements related to promotional reports.

DSC cautions that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact its business. DSC does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Offer to Purchase, except to the extent required by applicable securities laws. For a more detailed discussion of these and other factors that may affect DSC’s business, see the discussions in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended, and subsequent Quarterly Reports on Form 10-Q.

INTRODUCTION

To the Holders of Our Shares:

We invite our shareholders to tender shares of our common stock, par value $0.001 per share (the “shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 6,192,990 shares at a purchase price of $5.20 per share, to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”).

The Offer will expire at 12:00 midnight, at the end of the day, New York City time, on Wednesday, January 7, 2026, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated.

We are offering to purchase up to 6,192,990 shares. All shares acquired in the Offer will be acquired at the Purchase Price. However, due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the Offer is oversubscribed.

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest. If the Offer is fully subscribed, we would purchase 6,192,990 shares, which would represent approximately 83% of the issued and outstanding shares as of |December 1, 2025.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to decrease the aggregate number of shares sought in the Offer, subject to applicable law. See Section 1.

We expressly reserve the right, in our sole discretion, to decrease the aggregate number of shares sought in the Offer or to otherwise amend the Offer, subject to applicable legal requirements. See Sections 1 and 14.

Tendering shareholders whose shares are registered in their own names and who tender directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 6.

Our Board of Directors and a Special Committee of the Board of Directors has each authorized the Offer. However, neither we nor our Board of Directors, Special Committee nor the Information Agent and the Depositary are making any recommendation as to whether you should tender or refrain from tendering your shares. Neither we, nor the Information Agent and the Depositary have authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Section 13 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

As of December 1, 2025, there were 7,498,358 shares issued and outstanding. The shares are listed and traded on Nasdaq under the symbol “DTST.” On December 5, 2025, the last full trading day before announcement and commencement of the Offer, the closing price per share of our shares on Nasdaq was $4.42. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See
Section 7.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase 6,192,990 shares or such lesser amount of shares as are properly tendered and not properly withdrawn in accordance with Section 4 at or prior to the Expiration Time, at a purchase price of $5.20 per share to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”).

The term “Expiration Time” means 12:00 midnight, at the end of the day, New York City time, on Wednesday, January 7, 2026, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. See Section 14.

We will only purchase shares properly tendered and not properly withdrawn. We may not purchase all of the shares tendered if more than 6,192,990 shares are properly tendered and not properly withdrawn, because of the proration provisions of the Offer. We will return all shares tendered and not purchased pursuant to the Offer, including shares not purchased because of proration, to the tendering shareholders at our expense, promptly following the Expiration Time.

Shareholders can specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary and Information Agent will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to decrease the number of shares sought in the Offer.

If more than 6,192,990 shares are properly tendered and not properly withdrawn, shares tendered at or prior to the Expiration Time will be subject to proration as described below.

If 6,192,990 or fewer shares are properly tendered and not properly withdrawn at or prior to the Expiration Time, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

If we decrease the aggregate number of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer); and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, at the end of the day, New York City time, on the tenth (10th) business day (as defined below) from, and including, the date on which notice of any such change is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten (10) business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 6,192,990 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have acquired 6,192,990 shares. As a result of the pro ration described above, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and the guaranteed delivery period. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. We do not expect, however, to announce the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a minimum number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand including a portion of the cash received from the net proceeds from the divestiture of our cloud solutions business, as described in Section 8.

After evaluating various alternatives, expected capital requirements and legal restrictions, we believe that the Offer represents an attractive opportunity for us to return capital to those of our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase their relative percentage interest in us following completion of the Offer. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

Neither we nor any member of our Board of Directors, the Special Committee, the Information Agent and the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. Neither we, nor the Information Agent and the Depositary have authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their financial and tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares that we purchase in the Offer will be retired and will return to the status of authorized but unissued shares. The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets) and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.

The accounting for our purchase of the shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to (i) the aggregate purchase price of the shares we purchase and (ii) related costs to repurchase the shares, inclusive of excise taxes. It will also result in a reduction in cash and cash equivalents as a result of funding the purchase of the shares in the Offer and related fees and expenses. There will also be a reduction in the number of outstanding shares in an amount equal to the number of shares that we repurchase pursuant to the Offer, which will impact the calculation of our earnings per share.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 10.

Other Plans. As previously announced, through our subsidiary, Nexxis, Inc. (“Nexxis”), we continue to provide Voice over Internet Protocol (“VoIP”)/Unified Communications and dedicated internet connectivity as part of our one-stop solution set, which generated approximately $1.2 million in sales for the fiscal year ended December 31, 2024 and approximately $1.1 million in sales for the nine months ended September 30, 2025. Our current strategic objective is investing in high-growth areas where we believe we can build durable competitive advantages, including, but not limited to, GPU Infrastructure-as-a-Service (IaaS), AI-driven software applications, cybersecurity, and voice/data telecommunications. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

●	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies arising on the Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

●	any material change in our present dividend policy, our indebtedness or capitalization, our corporate structure or our business;

●	any class of our equity securities to be delisted from the Nasdaq or ceasing to be authorized to be quoted on the Nasdaq;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

●	the suspension of our obligation to file reports under Section 15(d) or Section 13 of the Exchange Act;

●	the acquisition or disposition by any person of our securities; or

●	any changes in our charter or by-laws that could impede the acquisition of control of us.

Although we currently do not have any plans other than as disclosed in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and at or prior to the Expiration Time:

●	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

●	either certificates (if any) representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. We urge shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult such party to determine whether transaction costs are applicable if they tender shares through such party and whether there is an earlier deadline for you to instruct them to accept the Offer on your behalf.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by the laws of the State of New York.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within four (4) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Because delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal should not also be transmitted to the Depositary. Otherwise, the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

●	the registered holder(s) of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

●	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the NASDAQ Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares or shares held in book-entry form are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares or shares held in book-entry form not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates or shares surrendered, then the Letter of Transmittal must be signed by the person to receive the payment or certificates or shares, and such signatures must be guaranteed by an eligible institution as stated above. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates (if any) for shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time, your tender may be effected if all the following conditions are met:

●	your tender is made by or through an eligible institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided or through the book-entry facility is received by the Depositary, as provided below, at or prior to the Expiration Time; and

●	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one trading day after the Expiration Time, either: (i) the certificates (if any) representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility with an agent’s message in the case of a book-entry transfer.

For these purposes, a “trading day” is any day on which the Nasdaq is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates (if any) for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that are equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion (which may be delegated in whole or in part to the Depositary), and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right at or prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent and the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Warrants, Stock Options or RSUs. We are not offering, as part of the Offer, to purchase warrants, stock options or RSUs, and tenders of warrants, stock options or RSUs will not be accepted. You may only tender shares that you have acquired through settlement or exercise of such warrants, stock options or RSUs.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering shareholder pursuant to the Offer, prior to receiving such payments, each such shareholder must submit to the applicable withholding agent a correct, properly completed and executed Internal Revenue Service (“IRS”) Form W-9 in the case of a U.S. Holder (as defined in Section 13), or an applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability, if any, and may entitle the shareholder to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment to a Non-U.S. Holder (as defined in Section 13) of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). The amount of such withholding may be computed as though the transaction is treated as a “distribution” to such shareholder, rather than as a “sale or exchange” by such shareholder. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets any of the Section 302 Tests (defined in Section 13) or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Transfer Agent at (212) 828-8436. The Transfer Agent will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, at the end of the day, New York City time, on Wednesday, January 7, 2026, unless such shares have been accepted for payment as provided in the Offer. Otherwise, tenders of shares under the Offer are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

●	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

●	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares or shares held in book-entry form have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates (if any), the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion (which may be delegated in whole or in part to the Depositary), all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Information Agent and the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition described in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for (and thereby purchase) up to 6,192,990 shares properly tendered and not properly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

●	certificates (if any) for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

●	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

●	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders entitled thereto.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates (if any) for all shares tendered and not purchased, including shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates (if any) or book-entry shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a non-U.S. person, an applicable IRS Form W-8 (or suitable substitute forms), may be subject to U.S. federal backup withholding tax equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. In addition, Non-U.S. Holders (as defined in Section 13) may be subject to U.S. federal withholding tax at a rate of 30% on the gross proceeds paid pursuant to the Offer. See Sections 3 and 13 and the Letter of Transmittal for additional information.

6.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 14), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the commencement of the Offer (except where another date is specified below) and at or prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), make it inadvisable to proceed with the Offer or with acceptance for payment:

●	any general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market;

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or

●	any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

●	the commencement or any material escalation of a war, armed hostilities or other similar national or international calamity involving the United States;

●	a decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, in each case measured as of the close of trading and from the close of trading on December 8, 2025; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

●	any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or other), operations, prospects, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us;

●	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

●	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

●	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

●	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

●	seeks to require us to repurchase or redeem any of our outstanding securities other than the shares; or

●	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, prospects, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

●	any legal action has been taken, or we have received notice of any legal action, or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, prospects or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

●	any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

●	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

●	any person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before December 8, 2025), any person or group which has made such a filing on or before December 8, 2025 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares, or a new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares; or

●	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

●	cause the shares to be held of record by less than 300 persons; or

●	cause the shares to be delisted from the Nasdaq or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above are not satisfied, we may, in our discretion:

●	terminate the Offer and return all tendered shares to the tendering shareholders;

●	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the Offer as so extended;

●	waive the condition or conditions and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Time; or

●	delay acceptance for payment of or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. However, if an event occurs that will result in a failure of a condition to the Offer to be satisfied as of the scheduled Expiration Time, we will disclose whether or not we are waiving that condition promptly after learning of such event unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Offer or we are unable to determine whether the event will result in a failure of the condition to be satisfied. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we will disclose any material changes resulting therefrom and may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding upon all persons.

The Offer is not subject to a financing condition.

7.	Price Range of Shares; Dividends

Price Range of Shares. Our common stock is traded on Nasdaq under the symbol “DTST.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq based on published financial sources.

	High	Low
Year Ended December 31, 2023:
First Quarter	2.05	1.40
Second Quarter	2.41	1.66
Third Quarter	3.75	2.23
Fourth Quarter	3.70	2.62
Year Ended December 31, 2024:
First Quarter	7.65	2.75
Second Quarter	8.00	4.10
Third Quarter	6.95	3.24
Fourth Quarter	5.20	3.34
Year Ended December 31, 2025:
First Quarter	5.27	3.37
Second Quarter	4.19	2.93
Third Quarter	3.65	3.38
Fourth Quarter (through December 5, 2025)	4.53	3.83

On December 5, 2025, the last full trading day before commencement of the Offer, the closing price per share of our common stock on Nasdaq was $4.42. We urge shareholders to obtain a current market price for our shares of common stock before deciding whether to tender their shares.

Dividends.

We have not declared or paid dividends on our common stock since our formation and do not anticipate paying dividends in the foreseeable future. The declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on the then-current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board. Each share of DSC’s Series A Preferred Stock entitles its holder to receive cash dividends at a rate of ten percent (10%) per annum on the original issue price, compounding annually, in preference to holders of our common stock. Preferred dividends are accrued quarterly. No shares of Series A Preferred Stock are outstanding, and no dividends have been paid to date since May 2021 when all of the then outstanding shares of Series A Preferred Stock were converted into shares of our common stock.

8.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate Purchase Price will be $32,203,548.

We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand including net proceeds received from the sale of our cloud services business, which was completed on September 11, 2025.

9.	Certain Information Concerning the Company

Overview of Our Business

Following the closing of the divestiture of our cloud services business, which was completed on September 11, 2025, we are no longer engaged in the business of providing cloud-based disaster recovery and cloud CPU hosting business solutions. Through our subsidiary, Nexxis, we continue to provide Voice over Internet Protocol (“VoIP”)/Unified Communications and dedicated internet connectivity as part of our one-stop solution set, which generated approximately $1.2 million in sales for the fiscal year ended December 31, 2024 and approximately $1.1 million in sales for the nine months ended September 30, 2025. Pursuant to the unit purchase agreement providing for the divestiture, dated as of July 11, 2025, by and among DSC, CloudFirst Delaware, DTST Sub, LLC, Charles M. Piluso, as the Seller Representative, and Total Server Solutions Holdings, LLC (the “Purchase Agreement”), we are also permitted to participate in certain permitted activities, which include: (i) our ownership and operation of Nexxis (as conducted as of the date of the Purchase Agreement and the twelve (12) months prior), (ii) for any period during which we operate as a business development company, lending to or investing in, persons by us (including designating a director of a person in connection with such investment), provided that, with respect to any such equity or debt investment, (a) such investment does not result in us owning 15% or more of the voting power or economic interests of such person, and (b) such investment is not into a business that offers products, goods, services and/or support that is competitive with, or would reasonably be expected to be offered in substitution or replacement of, the products, goods, services and/or support offered or sold by our cloud solutions business that generated at least 5% of the revenue of the Company’s business in the twelve (12) month period prior to the date of the Purchase Agreement, and (iii) the offer and sale of products, goods, services and/or support for cyber-security solutions. Our current strategic objective is investing in high-growth areas where we believe we can build durable competitive advantages, in low A D medium technology solutions that are primarily recurring as well as including, but not limited to, GPU Infrastructure-as-a-Service (IaaS), AI-driven software applications, business process AI software, cybersecurity, and voice/data telecommunications.

Where You Can Find More Information

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC at www.sec.gov. We maintain a website at www.dtst.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

●	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by Annual Report on Form 10-K/A, filed with the SEC on April 30, 2025;

●	Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 15, 2025, August 18, 2025 and November 19, 2025, respectively;

●	Current Reports on Form 8-K, filed with the SEC on April 7, 2025, July 15, 2025, August 29, 2025, September 16, 2025, and October 15, 2025.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. We will provide without charge to each person a copy of any and all of the documents referred to herein, who makes a written or oral request, by writing or calling us at the following address or telephone number:

Data Storage Corporation

244 5th Avenue, Second Floor, Suite 2821

New York, New York 10001

Telephone: (212) 564-4922

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.dtst.com. Information on or accessible through our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Other than as described herein, there is no agreement, arrangement, or understanding between us (including any of our directors or officers) and any other person with respect to any of our securities.

A list of our directors and executive officers as of December 1, 2025, is attached to this Offer to Purchase as Schedule I.

As of December 1, 2025, there were 7,498,358 shares issued and outstanding. If the Offer is fully subscribed, we would purchase 6,192,990 shares, which would represent approximately 83% of the issued and outstanding shares as of December 1, 2025.

As of December 1, 2025, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 3,582,356 shares, representing 45.3% of the total number of outstanding shares.

Our directors and executive officers are entitled to participate in the Offer in the same manner as all other shareholders.

Charles Piluso, our Chief Executive Officer and Chairman of the Board, has indicated that he currently intends to tender those shares currently owned by him which he acquired through his prior cash investments into the Company over 15 years ago, due to the anticipated tax treatment and for family estate planning purposes. Mr. Piluso intends to retain all outstanding equity awards owned by him resulting from equity compensation earned over the years through his service to the Company as he intends to build value for shareholders in the Company’s next phase.

Thomas Kempster, a member of the Board and former employee of the Company, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Kempster intends to retain all outstanding stock option awards.

Harold Schwartz, a member of the Board and former employee of the Company, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Schwartz intends to retain all outstanding stock option awards.

John Argen, a member of the Board of Directors, has indicated that he currently intends to tender all shares owned by him at the time of tender. Mr. Argen intends to retain all outstanding stock option awards.

Each of Todd A. Correll, Lawrence A. Maglione, Jr. and Clifford Stein, members of our Board of Directors, has indicated that he currently intends (i) to tender all shares owned by him; (ii) to exercise all options owned by him that are in the money; and (iii) to tender the shares issued upon such exercise.

Each of Uwayne A. Mitchell and Nancy Stallone, members of our Board of Directors, has indicated that they intend to tender all shares that they have each received upon the vesting of restricted stock units.

None of our other officers or directors have indicated an intention to tender any shares.

Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price.

Beneficial Ownership

The following table presents certain information as of December 1, 2025 with respect to the beneficial ownership of our shares by:

●	each of our current directors;

●	each of our executive officers;

●	all of our directors and executive officers as a group; and

●	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Data Storage Corporation, 244 5th Avenue, 2nd Floor, Suite 2821, New York, New York 10001. As of December 1, 2025, there were 7,498,358 shares issued and outstanding.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Ownership
Charles M. Piluso and affiliated entities (2)	1,062,299	13.9%
Harold J. Schwartz (3)	938,416	12.5%
Thomas C. Kempster (4)	917,082	12.1%
Lawrence A. Maglione, Jr. (5)	64,579	*
John Argen (6)	63,874	*
Matthew Grover (7)	58,542	*
Todd A. Correll (8)	59,167	*
Chris Panagiotakos (9)	110,177	1.5%
Clifford Stein (10)	285,850	3.8%
Nancy M. Stallone (11)	14,581	*
Uwayne A. Mitchell (12)	14,581	*
All Current Executive Officers and Directors as a group (11 persons)	3,589,148	45.3%

*	Less than 1%

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of December 1, 2025.
(2)	Includes 378,306 shares owned directly by Mr. Piluso, 86,937 shares underlying stock options that are exercisable within 60 days of December 1, 2025, and 55,074 RSUs that have vested, but have not been delivered as of December 1, 2025. Also includes: (i) 81,750 shares owned by Piluso Family Associates; (ii) 230,116 shares owned by The Lasata 2012 Trust dated 5/4/12 (the “Lasata Trust”); (iii) 230,116 shares owned by The Bella Vita 2012 Trust dated 5/4/12 (the “Bella Vita Trust”). Mrs. Panzarella-Piluso, Mr. Piluso’s wife, is the beneficiary of the Lasata Trust and Joanne G. Panzarella-Piluso, Mr. Piluso’s wife, and Lawrence Maglione are the co-trustees thereof, with shared voting and disposition power over the shares held by the Lasata Trust. Mr. Piluso is the beneficiary of the Bella Vita Trust and Mr. Piluso and Mrs. Panzarella-Piluso, his wife, are the co-trustees thereof, with shared voting and disposition power over the shares held by the Bella Vita Trust. The address for the Lasata Trust and the Bella Vita Trust is c/o DSC, 244 5th Avenue, 2nd Floor, Suite 2821, New York, New York 10001.

(3)	Includes 900,759 shares and 37,657 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(4)	Includes 863,705 shares, 28,764 shares underlying stock options that are exercisable within 60 days of December 1, 2025, and 24,613 RSUs that have vested, but have not been delivered as of December 1, 2025.
(5)	Includes 33,745 shares and 30,834 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(6)	Includes 57,207 shares and 6,667 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(7)	Includes 32,915 shares and 25,627 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(8)	Includes 33,540 shares and 25,627 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(9)	Includes 21,259 shares, 58,616 shares underlying stock options that are exercisable within 60 days of December 1, 2025 and 30,302 RSUs that have vested, but have not been delivered as of December 1, 2025.
(10)	Includes 280,850 shares and 5,000 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(11)	Includes 11,248 shares and 3,333 shares underlying stock options that are exercisable within 60 days of December 1, 2025.
(12)	Includes 11,248 shares and 3,333 shares underlying stock options that are exercisable within 60 days of December 1, 2025.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving our shares during 60 days prior to the date hereof, except the exercise of an aggregate of 11,670 stock options by John Argen on October 9, 2025.

Agreements and Arrangements

After evaluating various alternatives, expected capital requirements and legal restrictions, the Company’s Board of Directors believes that the Offer represents an attractive opportunity for it to return capital to those of its shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase in their relative percentage interest in the Company.

Data Storage Corporation 2021 Stock Incentive Plan. Our Data Storage Corporation 2021 Stock Incentive Plan (the “2021 Plan”) permits the grant of stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board of Director’s and/or Compensation Committee. An aggregate of 15,000,000 shares of our common stock may be issued under the 2021 Plan, subject to equitable adjustment in the event of future stock splits, and other capital changes. As of December 1, 2025, there were 424,579 shares that could be issued upon the exercise of outstanding stock options, all of which were exercisable as of December 1, 2025, 113,962 shares subject to outstanding RSUs, and approximately 804,073 shares remained available for issuance under the 2021 Plan. For information regarding equity awards held by our directors and officers that may vest within 60 calendar days after December 1, 2025, see Section 10.

Data Storage Corporation 2010 Incentive Award Plan. Under the Data Storage Corporation 2010 Incentive Award Plan, as amended (the “2010 Plan”), we had the right to grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which were restricted shares of our common stock. Incentive awards were granted pursuant to the 2010 Plan for 10 years from the effective date of the 2010 Plan (August 12, 2020). There are 41,252 stock options outstanding under the 2010 Plan as of December 1, 2025. The 2010 Plan expired on October 21, 2020, and accordingly, there are no shares available for future grants. For information regarding equity awards held by our directors and officers that may vest within 60 calendar days after December 1, 2025, see Section 10.

Other Compensatory Arrangements. The Company provides other compensatory arrangements to its employees, including officers and directors, certain of which are described in the Company’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2025.

11.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the Nasdaq. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase of shares will not cause the shares to be delisted from the Nasdaq nor to be held of record by less than 300 persons. See Section 6.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders.

As of December 1, 2025, there were 7,498,358 shares issued and outstanding. If the Offer is fully subscribed, we would purchase 6,192,990 shares, which would represent approximately 83% of the issued and outstanding shares as of December 1, 2025.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, regarding antitrust or any other regulatory matters that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.	Material U.S. Federal Income Tax Consequences

General. The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, persons for whom the sale of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, taxpayers electing a mark-to-market method of accounting, Non-U.S. Holders that hold (or that held, directly, indirectly or constructively, at any time during the shorter of the five-year period ending on the date of the sale of their shares pursuant to the Offer and their holding period for such shares) more than 5% of the Company’s common stock (except as expressly provided below), partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements), shareholders holding the shares as part of a conversion transaction or constructive sale transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee share options or otherwise as compensation. In addition, the discussion below does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

Each shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and the sale of shares by the U.S. Holder for cash pursuant to the Offer will generally be treated as either a sale of shares by the U.S. Holder or the receipt of a distribution with respect to the shares. Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”). If the transaction is not treated as a “sale or exchange” (or “partial liquidation,” as discussed below) with respect to any shareholder, it will be treated as a “distribution” to that shareholder with respect to the shares. One of the Section 302 Tests must be satisfied with respect to a shareholder (or the transaction must be treated as a “partial liquidation” as to a shareholder) in order for the sale of shares by such shareholder for cash pursuant to the Offer to be treated as a sale or exchange of shares for U.S. federal income tax purposes. If one of the Section 302 Tests is satisfied as to a shareholder (or the transaction is treated as a “partial liquidation” as to that shareholder), that shareholder will generally be required to treat the transaction as a “sale or exchange,” even if such treatment is less advantageous to such shareholder than “distribution” treatment. Accordingly, shareholders may wish to take the tax consequences discussed below into account in determining the number of shares, if any, that they wish to tender.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the common stock that is actually owned by the U.S. Holder, but also common stock that is constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own common stock actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as common stock the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption with respect to the U.S. Holder if the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of common stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a shareholder pursuant to the Offer will meet any of the Section 302 Tests. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

Further, if other holders sell a greater percentage of their shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock, and that would cause the U.S. Holder not to meet any of the Section 302 Tests.

It is also arguable that a noncorporate U.S. Holder’s sale of shares pursuant to the Offer could properly be viewed as a distribution in partial liquidation of the Company governed by Section 302(b)(4) of the Code. In the case of a noncorporate U.S. Holder, this view would cause the transaction to be treated as a distribution in full payment in exchange for a portion of the noncorporate U.S. Holder’s shares, regardless of whether or not the Section 302 Tests were satisfied. The amount of capital gain recognized by the noncorporate U.S. Holder on such exchange would depend on a number of factors, including the noncorporate U.S. Holder’s basis in the shares, and could be greater or less than the amount of dividend income and capital gain that would be reportable by the noncorporate U.S. Holder if the transaction were not treated as a partial liquidation. This view of the transaction would have no effect on shareholders of the Company that are corporations (or on corporations who hold stock in the Company through one or more partnerships, estates, or trusts), except with respect to application of the provisions of the Code governing “extraordinary dividends,” discussed below.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied with respect to a U.S. Holder (or the transaction is treated as a “partial liquidation,” as discussed above, for a non-corporate U.S. Holder), and the sale of the shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder subject to any adjustments to the tax basis in the shares that were required in connection with previous transactions (e.g., a reduction to tax basis of the shares as a result of any previous distribution with respect to such shares that was treated as a return of capital). Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its shares in the Offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering shares pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests is met with respect to a U.S. Holder (and if the transaction does not constitute a “partial liquidation” with respect to a noncorporate U.S. Holder), amounts received by such U.S. Holder pursuant to the Offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares (but not below zero), and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of designating which blocks of shares it wishes to tender in the Offer, as discussed above, and the tax consequences of tendering shares pursuant to the Offer, since such U.S. Holders may be required to calculate gain separately for each block of shares that we purchase pursuant to the Offer. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code (which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any extraordinary dividend that is eligible for the dividends-received deduction). In addition, certain redemptions, including a redemption distribution that is in partial liquidation of the Company, will be treated as an extraordinary dividend, regardless of the corporate U.S. Holder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering Non-U.S. Holders

If a sale by a Non-U.S. Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above (or the transaction is treated as a “partial liquidation,” as discussed above, for a non-corporate Non-U.S. Holder), then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met, or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. A Non-U.S. Holder described in clause (i) above will be required to pay U.S. federal income tax on the gain recognized on the sale in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain recognized on the sale, which may be offset by certain U.S. source capital losses provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. For purposes of clause (iii) above, our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. The Company does not believe that it has been a United States real property holding corporation at any time during the last five years.

If the repurchase of shares pursuant to the Offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above (and if the transaction does not constitute a “partial liquidation” with respect to a noncorporate Non-U.S. Holder), amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). To claim the exemption from withholding for “effectively connected” income, the Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8ECI.

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agent generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the Offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E reflecting that no or reduced withholding is required. See Section 3 for additional information. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal withholding tax if such Non-U.S. Holder meets any of the Section 302 Tests (or the transaction is treated as a “partial liquidation,” as discussed above, for a non-corporate Non-U.S. Holder) or if the Non-U.S. Holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

In addition, pursuant to the Foreign Account Tax Compliance Act, the regulations promulgated thereunder and official interpretations thereof, a payment to a Non-U.S. Holder treated as a dividend may be subject to withholding at a 30% rate (rather than a lower treaty rate) unless (i) in the case of a payment to a “foreign financial institution” (including any entity through which a Non-U.S. Holder receives the payment), such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution) or (ii) in the case of a payment to a “non-financial foreign entity” (including any entity through which a Non-U.S. Holder receives the payment), such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). Any such withholding may be credited against, and therefore reduce, any 30% withholding tax on dividends as discussed above. In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of these rules on their disposition of shares pursuant to the Offer.

Information Reporting and Backup Withholding

Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (at a 24% rate). Backup withholding may apply to payments of gross proceeds to a U.S. Holder unless the shareholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares pursuant to the Offer should complete and sign an IRS Form W-9 (a copy of which is included with the Letter of Transmittal) in order to provide the information and certifications necessary to avoid backup withholding.

Certain shareholders (including, among others, most corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding and information reporting generally will not apply to payments of gross proceeds pursuant to the Offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

The above discussion is not intended to constitute a complete analysis of all U.S. tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

14.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing the aggregate number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the Offer. If we decrease the aggregate number of shares being sought in the Offer, or (and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date on which such notice of a decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten (10) business days.

15.	Fees and Expenses

We have retained Broadridge Corporate Issuer Solutions, LLC to act as the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

On October 2, 2025, the Committee and the Company engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to provide an opinion to the Committee as to the fairness, from a financial point of view, to the Company of the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase. At a meeting of the Committee on November 25, 2025, Cassel Salpeter rendered its opinion to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other considerations set forth in its opinion, the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase was fair, from a financial point of view, to the Company.

The full text of Cassel Salpeter’s opinion is attached as Annex A to this Offer to Purchase. However, neither Cassel Salpeter’s written opinion nor the references to its opinion set forth in this Offer to Purchase is intended to be or constitutes advice or a recommendation to any security holder as to how such security holder should act or vote with respect to any matter relating to the proposed Offer or otherwise, including, without limitation, whether any such holder should tender their Shares pursuant to the Offer. The opinion was addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) in connection with the Committee’s evaluation of the Offer. Cassel Salpeter’s opinion was just one of the several factors the Committee took into account in making its determination with respect to the Offer.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase was fair, from a financial point of view, to the Company. It did not address any other terms, aspects, or implications of the Offer or the Offer to Purchase, including, without limitation, the fairness of the Offer, or all or any portion of the Purchase Price, to any security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person.

Pursuant to the terms of its engagement by the Committee, Cassel Salpeter became entitled to an aggregate fee of $75,000 for its services, no portion of which was contingent upon the completion of the Offer. In addition, the Company agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. Cassel Salpeter in the past provided investment banking or other financial services to the Company for which it received compensation including, during the prior two years, having provided certain financial advisory services to the Company in connection with the sale of its CloudFirst assets in September 2025, for which Cassel Salpeter received aggregate fees of $100,000.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if shareholders tender shares through them. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

Certain officers and employees of the Company may render services in connection with the Offer, but they will not receive any additional compensation for such services.

Neither the Information Agent nor the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

Neither the Information Agent nor the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which legislation, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Nevada corporation and our stock trades on the Nasdaq Capital Market, we are a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes. As discussed in Section 13, whether our purchase of shares from a shareholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the shareholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the shareholder’s particular facts and circumstances (and, as discussed in Section 13, whether the transaction constitutes a “partial liquidation” with respect to a noncorporate shareholder). To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes and the content of regulations and other guidance currently being written by the U.S. Treasury. We expect to pay the Excise Tax with respect to the Offer when due.

16.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares pursuant thereto, we will make a good faith effort to comply with such statute. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the shares in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the Offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. Neither we, nor the Information Agent nor the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares. Neither we, nor the Information Agent nor the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

December 8, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF DATA STORAGE CORPORATION

The following table sets forth the names and positions of the directors and executive officers Data Storage Corporation. The address of each of our directors and executive officers is c/o Data Storage Corporation, 244 5th Avenue, 2nd Floor, Suite 2821, New York, New York 10001 (Telephone: (212) 564-4922).

Directors and Officers
Name	Position(s)
Charles M. Piluso	Chairman of the Board of Directors, Chief Executive Officer
Chris Panagiotakos	Chief Financial Officer
Harold Schwartz	Director, President
Thomas C. Kempster	Director, Executive Vice President
John Argen	Director
Lawrence A. Maglione, Jr.	Director
Matthew Grover	Director
Todd A. Correll	Director
Clifford Stein	Director
Nancy M. Stallone	Director
Uwayne A. Mitchell	Director

The Letter of Transmittal, certificates (if any) for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

By Mail: By the Expiration Time Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Hand or Overnight Courier: By the Expiration Time Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Attn: BCIS IWS

Edgewood, NY 11717

(856) 793-5068

Email: shareholder@broadridge.com

Annex-A

November 25, 2025

Data Storage Corporation

225 Broadhollow Rd, Suite 307

Melville, NY 11747

Attention: The Special Committee of the Board of Directors

Members of the Special Committee of the Board of Directors:

We have been advised that Data Storage Corporation (the “Company”) intends to commence an offer (the “Offer”) to acquire up to 85% of its outstanding shares of common stock, par value $0.001 per share (“Common Stock”), in exchange for $5.20 in cash per share (the “Purchase Price”), pursuant to an offer to purchase (the “Offer to Purchase”).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date of this Opinion, the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase is fair, from a financial point of view, to the Company.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

●	Reviewed a draft, dated November 24, 2025, of the Offer to Purchase.

●	Reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant.

●	Reviewed certain other information and data with respect to the Company made available to us by the Company, including a budget prepared by Company management for the Company’s subsidiary, Nexxis (“Nexxis”), for the year ending December 31, 2025 (the “Nexxis Budget”), estimates with respect to the fair value of the Company’s assets and liabilities other than its investment in Nexxis (the “Net Asset Value Estimates”) prepared by Company management, and other internal financial information furnished to us by or on behalf of the Company.

●	Reviewed illustrative financial terms and timing (“Illustrative Acquisition Information”) of a hypothetical acquisition transaction (an “Acquisition Transaction”) by the Company based on discussions with Company management regarding the Company’s intent to pursue one or more acquisition transactions.

●	Considered and compared the financial and operating performance of Nexxis with that of companies with publicly traded equity securities that we deemed relevant.

The Special Committee of the Board of Directors

Data Storage Corporation

November 25, 2025

●	With respect to Nexxis, considered the publicly available financial terms of certain transactions that we deemed relevant.

●	Reviewed the historical trading prices of the Common Stock.

●	Discussed the business, operations, and prospects of the Company and Nexxis and the proposed Offer with the Company’s management and certain of the Company’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase is fair, from a financial point of view, to the Company. It does not address any other terms, aspects, or implications of the Offer or the Offer to Purchase, including, without limitation, (i) any term or aspect of the Offer that is not susceptible to financial analysis, (ii) the fairness of the Offer, or all or any portion of the Purchase Price, to any security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person, (iii) the appropriate capital structure of the Company or whether the Company should be purchasing debt or equity securities, (iv) any capital raising or financing transaction contemplated by the Company, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of the Company, or any class of such persons, relative to the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase, or otherwise.

This Opinion does not address the relative merits of the Offer as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Committee, the Board or the Company to engage in or consummate the Offer. The financial and other terms of the Offer were determined by the Company and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company. We are not expressing any opinion as to the prices at which shares of Common Stock may trade, be purchased or sold at any time.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, technology or regulatory advisors and, we do not express any views or opinions as to any legal, tax, accounting, environmental, technology, or regulatory matters relating to the Company, the Offer, or otherwise. We understand and have assumed that the Committee, the Board and the Company have obtained or will obtain such advice as they deem necessary or appropriate from qualified legal, tax, accounting, environmental, technology, regulatory, and other professionals, that such advice is sound and reasonable and that the Committee, the Board and the Company have acted or will act in accordance therewith.

The Special Committee of the Board of Directors

Data Storage Corporation

November 25, 2025

Management of the Company has advised us and, at your direction, we have relied upon and assumed that (i) the Nexxis Budget was reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of Nexxis, (ii) other than the Nexxis Budget, estimates with respect to the future financial performance of the Company or Nexxis reflecting the best currently available estimates and judgments of management of the Company or management of Nexxis are not available, (iii) other than the Company’s investment in Nexxis, the potential value attributable to an Acquisition Transaction, and the assets and liabilities set forth in the Net Asset Value Estimates, the Company has no material assets or liabilities, (iv) the Net Asset Value Estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the fair value of the assets and liabilities of the Company set forth therein, and (v) the Nexxis Budget, the Net Asset Value Estimates and the Acquisition Transaction Information provide a reasonable basis upon which to analyze and evaluate the Company and Nexxis and form an opinion. We express no view with respect to the Nexxis Budget, the Net Asset Value Estimates, the Acquisition Transaction Information or the assumptions on which they are based. In reaching our conclusions hereunder, with your agreement, we did not perform a discounted cash flow analysis of the Company or Nexxis, because you have advised us and directed us to assume that no reliable, long-term forecasts with respect to the future financial performance of the Company or Nexxis are available. We have not evaluated the solvency or creditworthiness of the Company, Nexxis or any other party, the fair value of the Company, Nexxis or any of their respective assets or liabilities, or whether the Company, Nexxis or any other party is paying or receiving reasonably equivalent value in the Offer under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company or any other party to pay its obligations when they come due. We have not physically inspected the Company’s or Nexxis’ properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or Nexxis’ assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company or Nexxis has good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Committee, the Board, the Company, or any other party.

We have assumed, with your consent, that the Offer will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Offer, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company or the Offer. We also have assumed, with your consent, that the final Offer to Purchase will not differ in any material respect from the draft we have reviewed and that the Offer will be consummated on the terms set forth in the Offer to Purchase, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We offer no opinion as to the contractual terms of the Offer to Purchase or the likelihood that the conditions to the consummation of the Offer set forth in the Offer to Purchase will be satisfied.

The Special Committee of the Board of Directors

Data Storage Corporation

November 25, 2025

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Offer, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Offer, (b) negotiate the terms of the Offer, (c) advise the Committee, the Board or any other party with respect to alternatives to the Offer, or (d) make any offers to sell, or solicit any offers to purchase, any securities of the Company or any other party or otherwise sell, underwrite or participate in any distribution of securities of the Company or any other party. Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof and upon certain assumptions regarding such financial, economic, market, and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses and this Opinion. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Committee for the sole use and benefit of the members of the Committee (solely in their capacities as such) in connection with the Committee’s evaluation of the Offer, and may not be relied upon by any other person, including the shareholders, noteholders, lenders, or creditors of the Company, or used for any other purpose, without our prior written consent. This Opinion may not otherwise be disclosed, circulated, reproduced, quoted, filed, or referred to at any time, in any manner. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Offer or otherwise, including, without limitation, whether any such shareholder should tender shares of Common Stock in the Offer. This Opinion should not be construed as creating any fiduciary duty on our part to the Company, any security holder or creditor of the Company, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Offer. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. We have in the past provided investment banking or other financial services to the Company for which we have received compensation including having provided certain financial advisory services to the Company in connection with the sale of its CloudFirst subsidiary in September 2025. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Purchase Price to be paid by the Company in the Offer pursuant to the Offer to Purchase is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC